Exhibit 99.1

Jerash Reports $0.23 GAAP EPS Fiscal Second Quarter, Factories Fully Booked

Expands Annual Capacity Estimate to 12 Million Pieces

Fairfield, New Jersey – November 12, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its second quarter of fiscal year 2021, ended September 30, 2020.

Second Quarter of Fiscal 2021 and Recent Highlights

●	Reported $27.1 million in revenue, an increase of 45% from $18.7 million in the fiscal first quarter, reflecting rapid reinstatement of customer orders;
●	Increased gross margin to 22%, from 16% in the fiscal first quarter;
●	GAAP net income increased to $2.6 million, or $0.23 per diluted share, compared with net income of $0.8 million, or $0.07 per diluted share in the fiscal first quarter;
●	Further diversified its customer base in both order volume and revenue;
●	Reported factories are fully booked with customer orders through summer 2021;
●	Updated factory capacity to an estimated 12 million pieces per year, reflecting improved productivity and more favorable product mix; and
●	Ended the quarter with cash of $28.1 million and working capital of $51.0 million.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “Our second quarter performance improved sequentially across all of our key operating metrics, leading to quarterly net income of $0.23 per diluted share. Customers have rapidly reinstated orders and fully booked our available manufacturing capacity well into 2021. Increased orders from many of our new customers have also fueled further diversification of our customer and revenue base, a key strategic goal. Additionally, increased productivity and changes in our order mix have expanded Jerash’s total annual capacity to an estimated 12 million pieces.

“In addition to the performance of our core garment business, Jerash’s PPE (personal protective equipment) business continues to advance. We expanded shipments of both face masks and medical gowns in the third quarter and are currently participating in direct or partnered tenders to supply PPE products to a growing customer list.

“With both our core garment and PPE businesses expanding, we are actively seeking opportunities to further increase our annual capacity, both through contracted capacity and acquisition of additional production assets should a suitable opportunity arise. Our forecasts currently anticipate around $85 million in sales for fiscal 2021. We anticipate a strong second half similar in size to fiscal 2020, reflecting substantial recovery from the earlier COVID-19 disruptions, but with revenue recognition weighted to the fourth quarter due to potential third quarter COVID-19 mandates in Jordan and shipping delays from our supply chain.”

Second Quarter of Fiscal 2021 Financial Results

“Fiscal second quarter production activity returned rapidly as customers maximized orders with Jerash and fully booked our capacity into 2021,” said Gilbert Lee, Chief Financial Officer. “While revenue and gross margin improved, we were able to maintain our reduced operating expense profile, driving net income to $0.23 per diluted share.”

For the second quarter of fiscal 2021, Jerash reported revenue of $27.1 million, an increase of 45% from $18.7 million in the first quarter and a decrease of 12% from $30.6 million in the second quarter of fiscal 2020. The change in revenue reflected the disruption of the COVID-19 pandemic, which slowed orders in the preceding quarter and early in the fiscal second quarter compared with the prior year fiscal second quarter, which was uninterrupted.

Orders have subsequently been reinstated by customers, with Jerash’s factories now fully booked until the summer of 2021. As part of the shift in order volumes, a major customer has reduced orders for short-term delivery, but new and other existing customers have rapidly taken all available capacity, leading to increased diversification of Jerash’s customer and revenue base compared with prior periods. Jerash is seeking additional factory capacity through outsourcing relationships as well as potential acquisition activity, although no targets have been identified yet, to facilitate further increases in capacity demand it anticipates ahead.

Jerash is also increasing its strategic partnership business, facilitating supply of customer garment orders into Asia through contracted relationships with factories in the region. Jerash anticipates this business will expand in the second half as the Company positions for growth in this channel in the next fiscal year.

Gross margin for the second quarter was 22%, compared with 16% in the first quarter and 24% in the second quarter of fiscal 2020. The year-over-year gross margin decrease was primarily due to changes in the product mix, including an increase in local orders as a percentage of total sales. Local orders typically have lower margin but contribute to increased net income by more fully utilizing Jerash’s available production capacity.

Operating expenses for the second quarter of fiscal 2021 were $2.9 million, an increase of 51% from $1.9 million in the first quarter and a decrease of 8% from $3.1 million in the second quarter of fiscal 2020.

Operating income for the second quarter was $3.1 million, an increase of 168% from $1.2 million in the first quarter and a decrease of 26% from $4.2 million in the second quarter of fiscal 2020.

GAAP net income for the second fiscal quarter was $2.6 million, or $0.23 per diluted share, an increase from $0.8 million, or $0.07 per diluted share, in the fiscal first quarter and a decrease from net income of $3.6 million, or $0.31 per diluted share in the second quarter of the prior year.

COVID-19 Update

Jerash was impacted in both the March and June quarters by business closure mandates across the country of Jordan beginning March 18, 2020. As a result of the shutdown, shipments were delayed and production at the factories halted until the government approved re-opening. Jerash’s dormitory workforce was allowed to resume production within the industrial zone on April 4, but local employees were not allowed to return until June 1. Jerash enacted a number of additional screening, cleaning and monitoring programs designed to protect the health and well-being of its workforce. Jerash has been recognized as a model employer by the country of Jordan for its efforts, and no cases of COVID-19 were reported among its employees in Jordan. No shutdowns were enacted in the September quarter, but Jerash has seen delays in supply chain orders, including materials related to orders originally expected to ship in the December quarter. As a result of these delays, Jerash expects that the timing of several orders originally slated to ship before the calendar year end will instead ship during the March quarter, delaying revenue recognition from the fiscal third to the fiscal fourth quarter on these shipments.

Outlook

Jerash anticipates total revenue for fiscal 2021, ending March 31, 2021, to be around $85 million, compared with total revenue of $93 million in fiscal 2020. The change in full year revenue reflects the initial impact of COVID-19 offset by rapid recovery and reinstatement of customer orders.

Additionally, Jerash anticipates that revenue in the second half of fiscal 2021 will be approximately equal to revenue in the prior year second half, but that revenue will be weighted to the fourth quarter rather than third quarter due to delays in the supply chain and potential COVID-19 mandates in Jordan that may delay customer shipments and the associated recognition of revenue.

Balance Sheet, Cash Flow and Dividends

Working capital increased to $50.9 million sequentially, from $48.7 million at June 30, 2020. Cash and restricted cash at September 30, 2020 was $28.1 million, up from $18.5 million at June 30. Inventory was $10.3 million, primarily comprised of fabric, work in progress and finished garments, and accounts receivable were $19.9 million.

Jerash approved payment of a regular quarterly dividend of 5 cents per share on its common stock on or about November 23, 2020, to stockholders of record on November 16, 2020.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal second quarter 2021 results on Thursday, November 12, 2020, at 9:00 a.m. ET. Interested parties can access the call by dialing +1-201-689-8049. Callers should dial in at least 5 minutes prior to the call start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, New Balance, G-III, American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,200 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of September 30, 2020. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	March 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash	$27,334,093	$26,130,411
Accounts receivable, net	19,924,392	5,335,748
Inventories	10,304,880	22,633,772
Prepaid expenses and other current assets	2,044,054	2,761,877
Advance to suppliers, net	2,793,782	2,116,367
Total Current Assets	62,401,201	58,978,175

Restricted cash	786,298	786,298
Long-term deposits	133,727	253,414
Deferred tax assets, net	139,895	139,895
Property, plant and equipment, net	5,773,159	6,174,164
Right of use assets	952,900	1,147,090
Total Assets	$70,187,180	$67,479,036

LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$932,152	$235
Accounts payable	4,952,525	6,376,320
Accrued expenses	2,485,531	2,245,402
Income tax payable - current	1,771,922	1,088,497
Other payables	1,142,369	929,783
Operating lease liabilities - current	218,583	210,081
Total Current Liabilities	11,503,082	10,850,318

Operating lease liabilities - non-current	555,144	649,935
Income tax payable - non-current	1,094,048	1,227,632
Total Liabilities	13,152,274	12,727,885

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	15,277,176	15,235,025
Statutory reserve	212,739	212,739
Retained earnings	41,238,636	38,997,177
Accumulated other comprehensive loss	(8,165)	(8,324)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	56,731,711	54,447,942

Noncontrolling interest	303,195	303,209
Total Equity	57,034,906	54,751,151

Total Liabilities and Equity	$70,187,180	$67,479,036

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2020	2019	2020	2019
Revenue, net	$27,086,318	$30,611,119	$45,793,073	$53,138,444
Cost of goods sold	21,203,568	23,308,762	36,858,753	41,323,384
Gross Profit	5,882,750	7,302,357	8,934,320	11,815,060

Selling, general and administrative expenses	2,853,679	2,919,920	4,704,506	5,543,602
Stock-based compensation expenses	-	193,955	42,151	193,955
Total Operating Expenses	2,853,679	3,113,875	4,746,657	5,737,557

Income from Operations	3,029,071	4,188,482	4,187,663	6,077,503

Other Income (Expense):
Other income (expense), net	62,917	(5,059)	60,178	(9,592)
Total other income (expense), net	62,917	(5,059)	60,178	(9,592)

Net income before provision for income taxes	3,091,988	4,183,423	4,247,841	6,067,911

Income tax expense	531,896	594,687	873,896	929,687

Net Income	2,560,092	3,588,736	3,373,945	5,138,224

Net loss attributable to noncontrolling interest	8	4,011	14	4,011
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$2,560,100	$3,592,747	$3,373,959	$5,142,235

Net Income	$2,560,092	$3,588,736	$3,373,945	$5,138,224

Other Comprehensive Income:
Foreign currency translation gain	712	2,946	159	3,757
Total Comprehensive Income	2,560,804	3,591,682	3,374,104	5,141,981
Comprehensive income attributable to noncontrolling interest	-	-	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$2,560,804	$3,591,682	$3,374,104	$5,141,981

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.23	$0.32	$0.30	$0.45
Diluted	$0.23	$0.31	$0.30	$0.45

Weighted Average Number of Shares
Basic	11,325,000	11,325,000	11,325,000	11,325,000
Diluted	11,329,953	11,507,071	11,330,081	11,496,803

Dividend per share	$0.05	$0.05	$0.10	$0.10

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